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                                                                     EXHIBIT 4.1

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                       SUMMARY OF ECONOMIC NEGOTIATIONS

                               COORDINATED CRAFT
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I.   Wages

     Each active full-time employee on the payroll of the Company, including employees absent due to occupational injury or illness, Medical Leave of Absence, Maternity Leave of Absence or other authorized leave under the Family Medical Leave Act, covered by this agreement, will receive payment in accordance with the following:

     A. For each active employee on the payroll effective March 15, 1995, the equivalent of 94 Promissory Shares.

          . The equivalent Promissory Shares will be vested on the above date.

          . Prior to June 30, 1995, an employee must elect to receive the delivery of the equivalent Promissory Shares on either March 15, 1996 or March 15, 1997. When made, such election shall be irrevocable.

          . The number of shares of equivalent Promissory Shares will be increased by the value of any Philip Morris Common Stock dividend(s) which would accrue during the one (1) or two (2) year period (as elected by the employee) between the award date and the date of receipt.

          . The value of an equivalent Promissory Share will be equal to the mean of Common Stock trading price (highest/lowest) on the date the equivalent Promissory Shares are granted.
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          .    Either one (1) or two (2) years (as elected by the employee)
               following the date the equivalent Promissory Shares are awarded, each employee may either receive:

               1. An equivalent number of shares, including any dividend accrual, of Philip Morris Common Stock, or

               2. A cash payment equal to the value of the equivalent Promissory Shares including any dividend accrual.

          . The number of shares of Philip Morris Common Stock or cash payment will be reduced by an amount equal in value to minimum withholding requirements pursuant to Federal, State and Local tax withholding including FICA.

          . If an employee elects to receive the equivalent Promissory Shares in the form of Philip Morris Common Stock, any resulting partial shares will be paid in cash.

          . An employee may not assign the award of equivalent Promissory Shares to anyone else.

          . In the event of an employee's death the award will be delivered at the scheduled time to the employee's designated beneficiary if a designation of beneficiary form is completed, or the estate of the employee if no form is completed.
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          .    Equivalent Promissory Shares will be adjusted for any Philip
               Morris Common Stock splits which might occur prior to the date of receipt.

          . Since the award is equivalent Promissory Shares, there will be no Stockholder voting rights associated with any equivalent Promissory Shares.

          . Equivalent Promissory Shares or PM Common Stock or PM Common Stock issued as a cash payment equal to the value of the Promissory Shares will not be considered as "earnings" for purposes of DPS, Retirement, Life Insurance, and LTD.

          . The Company will Issue a prospectus in accordance with applicable law outlining the details of this Promissory Stock proposal prior to 03/15/96.

     B. Newly hired employees who are on the payroll on 03/15/96 will receive a lump sum bonus equal to the dollar value of 47 shares of Philip Morris Common Stock plus any quarterly dividend paid to holders of Philip Morris Common Stock from 03/15/95 to 03/15/96, provided the employee has completed their probationary period. Employees who have not completed their probationary period as of 03/15/96 will have their lump sum bonus deferred until they have successfully completed their probationary period.

          The value of the lump sum payment will be determined by the mean of Philip Morris Common Stock trading price (highest/lowest) on 03/15/96. This payment shall not be construed to be part of any rate or pay structure of any contract or agreement collateral to this Agreement.
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          Employees who quit or are discharged prior to 03/15/96 forfeit any
          Philip Morris Common Stock or an equivalent lump sum payment they would otherwise be entitled to on 03/15/96 or 03/15/97.

     C. Effective February 1, 1997, employees will receive a general wage increase equal to two percent (2%) of the base rate and cost of living allowance fold-in for each respective job classification.